Exhibit 3.1

Articles of Incorporation of China BAK Battery, Inc.

(as last amended on February 14, 2005)

Pursuant to the provisions of the laws of the State of Nevada relating to private corporation, this Nevada corporation hereby adopts the following Articles of Incorporation:

ARTICLE I

[NAME]

The name of the corporation shall be “China BAK Battery, Inc.”

ARTICLE II

[RESIDENT AGENT]

The initial agent for service of process is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, City of Reno, Washoe County, State of Nevada 89501.

ARTICLE III

[PURPOSES]

The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

I.	[OMNIBUS]

To have to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

II.	[CARRYING ON BUSINESS OUTSIDE STATE]

To conduct and carry on its business or any branch thereof in any state or territory or the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

III.	[PURPOSE TO BE CONSTRUED AS POWERS]

The purposes specified herein shall be construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the Corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

ARTICLE IV

[CAPITAL STOCK]

The corporation shall have authority to issue an aggregate of ONE HUNDRED MILLION (100,000,000) Common Capital Shares, ONE MILL ($0.001) PAR VALUE per share, for a total capitalization of ONE HUNDRED THOUSAND ($100,000) DOLLARS.

The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue.

The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration fixed is not less than par value.

The stockholders shall not possess cumulative voting rights at all shareholders meeting called for the purpose of electing a Board of Directors.

ARTICLE V

[DIRECTORS]

The affairs of the corporation shall be governed by a Board of Directors of no more than eight (8) nor less than one (1) person.

The name and address for the first Board of Directors is:

Name	Address
Harry Miller	401 Detwiller Lane Bellevue, Washington 98004

ARTICLE VI

[ASSESSMENT OF STOCK]

The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

ARTICLE VII

[INCORPORATOR]

The name and address of the incorporator of the corporation is as follows:

Name	Address
Amanda Cardinalli	50 West Liberty Street, Suite 880 Reno, Nevada 89501

ARTICLE VIII

PERIOD OF EXISTENCE

The period of existence of the corporation shall be perpetual.

ARTICLE IX

[BY-LAWS]

The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the By-laws, or to adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided for in the By-laws.

ARTICLE X

[STOCKHOLDERS’ MEETINGS]

Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-laws of the corporation. Special meetings of the stockholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

ARTICLE XI

[CONTRACTS OF CORPORATION]

No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

ARTICLE XII

[LIABILITY OF DIRECTORS AND OFFICERS]

No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned incorporator has hereunto affixed her signature at Reno, Nevada this 4th day of October, 1999.

/s/ Amanda Cardinalli
AMANDA CARDINALLI

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